KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report, dated February 14, 2020, with respect to the financial statements and financial highlights of Credit Suisse Asset Management Income Fund, Inc., as of December 31, 2019, and for the respective years or period presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus.

/s/ KPMG LLP

New York, New York

November 16, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.